Exhibit 99.1

For:Calavo Growers, Inc.

Contact:Lee E. Cole

Chairman, President and CEO

(805) 525-1245

Calavo Growers, Inc. Announces

Fiscal 2019 FOURTH Quarter AND FULL-YEAR Results

-----------------

Fourth Quarter Highlights Include:

•	Net Income Increased to $5.2 Million; Adjusted Net Income(1) Rose 59 Percent to $8.0 Million
•	Diluted EPS Totaled 30 Cents; Adjusted Diluted EPS(1) Equaled 45 Cents
•	Gross Profit Increased 11 Percent to $24.6 Million
•	Revenues Rose to $292.2 Million from $280.0 Million

Full-Year Highlights Include:

•	Net Income Totaled $36.6 Million; Adjusted Net Income(1) Rose to $53.1 Million
•	Diluted EPS Equaled $2.08; Adjusted Diluted EPS(1) Climbed 21 Percent to $3.02
•	Gross Profit Increased 13 Percent to $128.1 Million
•	Revenues Grew 10 Percent to $1.2 Billion from $1.1 Billion

Looking Forward for Fiscal Year 2020:

•	Chairman and CEO Cole Forecasts Record Revenue and Double-Digit Increase in Adjusted Diluted EPS

_______________________________________________

SANTA PAULA, Calif. (Dec. 19, 2019)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported sharply higher fiscal 2019 fourth quarter results as compared with the final period last year.  The strong operating performance propelled the company – the global avocado-industry leader and an expanding provider of value-added fresh food – to record 12-month results with revenues, gross profit, operating income, adjusted net income and adjusted diluted earnings per share reaching new all-time highs.

Net income for the three months ending Oct. 31, 2019 rose to $5.2 million, equal to $0.30 per diluted share, versus a net loss of $1.3 million, or negative $0.08 per diluted share, in the fiscal 2018 fourth quarter.  Excluding certain items impacting comparability, adjusted net income(1) climbed by 59 percent to reach $8.0 million, or $0.45 per diluted share, from $5.0 million, or $0.29 per diluted share, in the year-earlier final quarter.

Final-quarter revenues grew to $292.2 million, edging up four percent from $280.0 million in the corresponding quarter last year.  Gross profit rose by 11 percent to $24.6 million, or 8.4 percent of revenues, from $22.3 million, or 8.0 percent of revenues, in the year-earlier fourth period.  Operating income registered a 31 percent increase, advancing from $7.5 million in last year’s fourth quarter to $9.8 million in the most-recent period.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “I am enormously gratified to report that Calavo posted another outstanding year in fiscal 2019, shattering multiple records. This was paced

(1)  Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability.  Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

by a final period performance during which revenues rose in each of the company’s three business segments, total gross profit grew by double digits, and adjusted net income advanced by 60 percent—a strong showing indeed.

“Calavo’s Fresh segment – containing our core avocado business – paced our performance in the quarter and for the year.  Once again during the fourth quarter, we ably managed shifting market conditions, growing both segment sales and gross profit year over year while industry avocado prices moderated significantly.  As indication of the fundamental strength in this business, for the full year Fresh segment sales grew by double digits, while gross profit soared by nearly 60 percent from $54 million to over $86 million.”

Cole continued: “Our Renaissance Food Group (RFG) segment continued its progress in the fourth quarter implementing its strategic agenda.  RFG is making significant inroads in reducing its reliance on co-packing partners and bringing production under direct company control.  These initiatives include new facilities that came online in the second half of 2019 in Georgia and the Pacific Northwest, as well as further optimization of production centers that opened or were expanded during the last several years.  To that point, the RFG segment top line grew in fiscal 2019 by high single digits even while reducing its reliance on sales via co-packers by nearly $40 million last year.

“As expected and foreshadowed in our last earnings release, the Calavo Foods segment trended positively over the final period, with gross profit margins tracking upward toward historic levels and with positive sales growth year-over-year.  We believe that further upticks in segment profit and margin will follow.”

For the fiscal year ended Oct. 31, 2019, net income rose 14 percent to $36.6 million, equal to $2.08 per diluted share, which compares with $32.3 million, or $1.84 per diluted share, one year earlier. Excluding certain items impacting comparability, the company posted record adjusted net income(1) of $53.1 million, or $3.02 per diluted share, an increase of 22 percent from $43.7 million, or $2.49 per diluted share, in fiscal 2018.

Fiscal 2019 revenues climbed approximately 10 percent to reach a record $1.2 billion from $1.1 billion in the prior year. It is the tenth consecutive year in which Calavo revenues have set new record highs.  Gross profit increased by 13 percent to a new all-time high of $128.1 million, or 10.7 percent of revenues, from $113.6 million, or 10.4 percent of revenues.  Operating income reached a new record high of $71.0 million, an increase of 26 percent from $56.5 million in fiscal 2018.

Fourth quarter sales in Calavo’s Fresh segment edged higher to $144.2 million from $141.1 million in the fiscal 2018 final period.  Segment top-line growth in the most-recent quarter principally reflects higher average industry prices for avocados, as well as a double-digit increase in tomato unit sales, versus the final period last year.  Fresh segment gross profit climbed 27 percent to $12.5 million, or 8.7 percent of segment sales, from $9.9 million, or 7.0 percent of segment sales, in the year-earlier fourth quarter.  The company stated that the Fresh segment gross profit and gross margin expansion are principally attributable to “continued success in leveraging Calavo’s core strengths in sourcing, production and sales in the avocado category.” Total fresh segment (avocados, tomatoes and papayas) unit volume equaled 4.1 million in the most-recent quarter, which compares with 4.2 million units in last year’s fourth period.

In Calavo’s RFG segment, sales in the most-recent quarter rose more than seven percent to $125.5 million versus $117.0 million one year earlier.  Sales growth continues to be primarily attributable to expanded customer relationships in regions where RFG has recently added production facilities, most notably in Georgia. Moderating this sales growth was RFG’s reduced reliance on co-packing partners as it transitions toward bringing production increasingly under its own control, as discussed in CEO Cole’s comments above.  Gross profit in the segment stood largely unchanged at $7.6 million, or 6.0 percent of RFG sales, versus $7.8 million, equal to 6.6 percent of segment sales, in the year-earlier fourth quarter.  Segment gross profit was constrained principally by start-up costs at newer facilities as they optimize production and work toward achieving scale. RFG’s production facilities open more than one year continued to show substantial improvement. Gross profit from these facilities more than doubled from the year earlier period, offering another promising indicator of the longer-term prospects for this business.

Final-quarter sales in the Calavo Foods segment rose about three percent to $22.5 million from $21.9 million in the corresponding period of fiscal 2018.  Gross profit in the Foods segment was unchanged at $4.6 million, while gross profit margin equaled 20.3 percent of segment sales in the most-recent quarter versus 21.2 percent of segment sales last year.  However, on a sequential basis, Foods segment gross profit and gross profit margin rebounded sharply from gross profit of $2.8 million, or 11.4 percent of segment sales, in this year’s fiscal third quarter.  As foreshadowed in the company’s third quarter earnings announcement, this improvement owes primarily to fresh avocado input costs that trended lower, benefiting the Foods segment in the final period.

Total selling, general and administrative (SG&A) expense in the most recent quarter equaled $14.9 million, or 5.1 percent of revenues, which compares with $14.8 million, or 5.3 percent of revenues, in the final period of fiscal 2018. For the full year, total SG&A expense increased modestly to $59.1 million from $57.1 million, even while supporting the double-digit percentage increase in Calavo revenues.

Results for the final quarter include a non-cash, unrealized loss of approximately $1.5 million on the company’s ownership interest in Limoneira Company.  (Owing to a recent generally accepted accounting principle – or “GAAP” – rule change, unrealized “paper” gains and losses on investments are now included in the company’s income statement.)  The company’s loss from unconsolidated subsidiaries narrowed to $2.1 million in the most recent quarter from approximately $8.5 million in the fiscal 2018 final quarter.  The reduced loss from unconsolidated subsidiaries, both on a sequential and year-over-year basis, reflects a narrower loss in the most recent period at FreshRealm.

Outlook

Commenting on the course ahead, CEO Cole stated: “Building upon our record-setting year, Calavo begins fiscal 2020 in an enviable position – financially, operationally and through our depth of human capital and other resources – from which we can continue to drive the company’s growth moving forward.

“The extended upward arc in consumer demand for fresh avocados is expected to be met in 2020 with an all-source U.S. supply that, by early industry estimates, should be more than 10 percent above the recently concluded year.  With ample supply, we anticipate considerable opportunities to boost Calavo’s avocado sales both domestically and abroad while continuing to leverage our ability to execute across a range of industry conditions.”

The Calavo CEO continued: “In the RFG segment, we expect improved profit performance across our entire, company-controlled, manufacturing footprint.  While we anticipate some continued moderation of sales in the Midwest (due to constraints previously noted with our co-packer in the region), we expect positive sales growth overall.  With this improved manufacturing performance, we are anticipating over 60 percent growth in gross profit in fiscal 2020.

“For our Calavo Foods segment, we expect that a larger avocado crop and manufacturing efficiencies derived from several internal initiatives largely completed during our most recent quarter will drive considerable improvement in gross profit.  And while sales growth fell short of expectations in fiscal 2019, we believe growth will once again reach the double-digit levels experienced in the past.  Combining these two factors, we are anticipating more than 40 percent growth in gross profit in fiscal 2020.

“FreshRealm, the unconsolidated subsidiary in which Calavo holds a minority ownership stake, made some progress in the quarter, with net sales and net losses both trending favorably on a sequential quarter basis.  The strategic roll-out plans of FreshRealm’s existing retail customers are expected to accelerate across fiscal 2020 and so we will monitor their progress closely over the coming quarters.

“Calavo’s strategic blueprint continues to serve us well – we will build upon this foundation without deviating from the course that has enabled our strong, enduring performance.  Our multiple revenue and profit engines are going to continue driving this success, and I am confident that Calavo will once again post a record top line and double-digit growth in adjusted diluted earnings per share in the current year.  We look forward to reporting our progress to these ends as fiscal 2020 advances,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo

(including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo's businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,	October 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$7,973	$1,520
Accounts receivable, net of allowances of $3,366 (2019) and $3,227 (2018)	63,423	66,143
Inventories, net	36,889	35,044
Prepaid expenses and other current assets	9,027	16,727
Advances to suppliers	7,338	5,555
Income taxes receivable	2,865	3,521
Total current assets	127,515	128,510
Property, plant, and equipment, net	132,098	122,143
Investment in Limoneira Company	31,734	42,609
Investment in unconsolidated entities	10,722	24,805
Deferred income taxes	3,447	4,377
Goodwill	18,262	18,262
Notes receivable from FreshRealm	35,241	—
Other assets	31,341	27,030
	$390,360	$367,736
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$13,463	$14,001
Trade accounts payable	17,421	13,735
Accrued expenses	39,629	38,521
Short-term borrowings	—	15,000
Dividend payable	19,354	17,568
Current portion of long-term obligations	762	118
Total current liabilities	90,629	98,943
Long-term liabilities:
Long-term obligations, less current portion	5,412	314
Deferred rent	3,681	2,678
Other long-term liabilities	4,769	842
Total long-term liabilities	13,862	3,834
Commitments and contingencies
Total shareholders' equity	285,869	264,959
	$390,360	$367,736

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2019	2018	2019	2018

Net sales	$292,175	$280,006	$1,195,777	$1,088,758
Cost of sales	267,542	257,739	1,067,695	975,142
Gross profit	24,633	22,267	128,082	113,616
Selling, general and administrative	14,885	14,796	59,113	57,081
Gain on sale of Temecula packinghouse	75	—	2,077	—
Operating income	9,823	7,471	71,046	56,535
Interest income	874	237	2,675	318
Interest expense	(101)	(177)	(948)	(831)
Other income (expense), net	(32)	(191)	499	559
Unrealized and realized net loss on Limoneira shares	(1,460)	—	(9,722)	—
Income before provision for income taxes and loss from unconsolidated entities	9,104	7,340	63,550	56,581
Provision for income taxes	1,789	250	12,882	12,719
Net loss from unconsolidated entities	(2,138)	(8,451)	(14,082)	(11,850)
Net income (loss)	5,177	(1,361)	36,586	32,012
Less: Net loss attributable to noncontrolling interest	34	30	60	269
Net income (loss) attributable to Calavo Growers, Inc.	$5,211	$(1,331)	$36,646	$32,281

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.30	$(0.08)	$2.09	$1.85
Diluted	$0.30	$(0.08)	$2.08	$1.84

Number of shares used in per share computation:
Basic	17,525	17,482	17,519	17,477
Diluted	17,604	17,581	17,593	17,568

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo
	products	Foods	RFG	Total

Three months ended October 31, 2019
Net sales	$144,157	$22,519	$125,499	$292,175
Cost of sales	131,684	17,942	117,916	267,542
Gross profit	$12,473	$4,577	$7,583	$24,633

Three months ended October 31, 2018
Net sales	$141,100	$21,884	$117,022	$280,006
Cost of sales	131,248	17,239	109,252	257,739
Gross profit	$9,852	$4,645	$7,770	$22,267

      For the three months ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $0.3 million and $0.4 million between Fresh products and RFG were eliminated.  For the three months ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $1.3 million and $1.0 million between Calavo Foods and RFG were eliminated.  For the three months ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $0.1 million and $0.2 million between Fresh products and Calavo Foods were eliminated.

	Fresh	Calavo
	products	Foods	RFG	Total

Year ended October 31, 2019
Net sales	$618,937	$90,777	$486,063	$1,195,777
Cost of sales	532,587	70,613	464,495	1,067,695
Gross profit	$86,350	$20,164	$21,568	$128,082

Year ended October 31, 2018
Net sales	$551,654	$88,174	$448,930	$1,088,758
Cost of sales	497,494	61,861	415,787	975,142
Gross profit	$54,160	$26,313	$33,143	$113,616

      For the year ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $1.8 million and $1.6 million between Fresh products and RFG were eliminated. For the year ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $4.0 million and $3.5 million between Calavo Foods and RFG were eliminated. For the year ended October 31, 2019 and 2018, inter-segment sales and cost of sales of $0.5 million and $0.4 million between Fresh products and Calavo Foods were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2019	2018	2019	2018

Net income (loss) attributable to Calavo Growers, Inc.	$5,211	$(1,331)	$36,646	$32,281
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	2,250	8,492	14,135	12,007
Gain on sale-Temecula packinghouse, net sales commission (b)	—	—	(1,572)	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (c)	—	—	—	1,702
Certain management transition expenses (d)	—	—	—	891
Net loss on Limoneira shares (e)	1,460	—	9,722	—
Tax impact of adjustments (f)	(955)	(2,142)	(5,803)	(3,177)
Adjusted net income attributed to Calavo Growers, Inc.	$7,966	$5,019	$53,128	$43,704

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.30	$(0.08)	$2.08	$1.84
Adjusted Diluted EPS	$0.45	$0.29	$3.02	$2.49

Number of shares used in per share computation:
Diluted	17,604	17,581	17,593	17,568

(a)For the three months ended October 31, 2019 and 2018, FreshRealm incurred losses totaling $5.6 million and $8.5 million, of which we recorded $2.3 million and $8.5 million of non-cash losses during our fourth fiscal quarter of 2019 and 2018.  For the year ended October 31, 2019 and 2018, FreshRealm incurred losses totaling $30.6 million and $29.4 million, of which we recorded $14.1 million and $12.0 million of non-cash losses during fiscal 2019 and 2018.  Certain details regarding FreshRealm will be included in Calavo’s annual report on Form 10-K soon to be filed with the U.S. Securities and Exchange Commission.

(b)During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash ($6.7 million, net of transaction costs totaling $0.4 million) and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage.  As a result, we recognized a gain of approximately $1.9 million ($1.6 million net of sales commissions) in our second quarter.

(c)First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act.  Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(d)First quarter of fiscal 2018 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.

(e)In the first quarter of fiscal 2019, we adopted a new accounting standard update which requires us to record changes in fair value of equity investments, including our investment in Limoneira (LMNR) common stock, in net income during the period.  In the fourth quarter, we recorded $1.5 million in unrealized losses related to these mark-to-market adjustments, which previously would have been recorded in other comprehensive income.  For the year ended October 31, 2019, we recorded $9.6 million in unrealized losses related to these mark-to-market adjustments.  Additionally, we sold 51,271 shares of Limoneira stock during the first quarter of fiscal 2019 and recorded a loss of $0.1 million.

(f)Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted to the one-time tax charges mentioned in note (c).